Exhibit D(145)

AMENDMENT THREE

DATED APRIL 1, 2020 TO

INVESTMENT SUBADVISORY AGREEMENT

for MassMutual Select Growth Opportunities Fund

WHEREAS, MML Investment Advisers, LLC ("MML Advisers") and Jackson Square Partners, LLC (the "Subadviser") entered into an Investment Subadvisory Agreement (the "Agreement"), effective as of May 1, 2014, as amended, relating to the MassMutual Select Growth Opportunities Fund (the "Fund"); and

WHEREAS, MML Advisers and the Subadviser desire to amend the compensation of the Subadviser as described in the Agreement; and

WHEREAS, Section 16 of the Agreement permits the Agreement to be amended by a written instrument approved in writing by both parties;

NOW THEREFORE, IT IS AGREED THAT:

1.	Capitalized terms used herein but not otherwise defined shall have the meanings given to those terms in the Agreement.

2.	Section 5 – Compensation of the Subadviser is replaced in its entirety with the following:

[    ].

3.	Except as expressly amended hereby, all provisions of the Agreement remain in full force and effect and are unchanged in all other respects.

4.	This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original and, all of which, when taken together, shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto intending to be legally bound have caused this Amendment to be executed by their duly authorized officers or other representatives as of the day and year first above written.

MML INVESTMENT ADVISERS, LLC		JACKSON SQUARE PARTNERS, LLC

By:	/s/ Douglas Steele	By:	/s/ Van Tran
Name: Douglas Steele		Name: Van Tran
Title: Vice President		Title: CFO

Acknowledged and Agreed:

MASSMUTUAL SELECT FUNDS

on behalf of MassMutual Select Growth Opportunities Fund

By:	/s/ Renee Hitchcock
Name: Renee Hitchcock
Title: CFO and Treasurer